Exhibit 99.1
FOR IMMEDIATE RELEASE
Oculus Innovative Sciences Announces Fiscal Third Quarter 2008
Quarterly Results and Clinical Update
     Highlights
•	Completed patient treatment and follow-up in Microcyn® Phase II clinical trial in mildly infected diabetic foot ulcers

•	Announced upcoming presentation of Microcyn Phase II top-line data in patients with mildly infected diabetic foot ulcers at DFCon 08 (Diabetic Foot Global Conference) on March 14, 2008

•	Entered U.S. distribution agreement with a subsidiary of Animal Health International, Inc. for Microcyn-based animal health care products

•	Awarded $6.6 million in damages by U.S. Federal Court related to intellectual property rights litigation

•	Appointed Gregg H. Alton, senior vice president and general counsel of Gilead Sciences, to Oculus board of directors

•	China Bao Tai completed two randomized controlled clinical trials of Microcyn Technology in China; submitted data to SFDA for marketing approval

PETALUMA, Calif. (February 7, 2008) — Oculus Innovative Sciences, Inc. (NASDAQ: OCLS) today announced quarterly results for its fiscal third quarter of 2008, ended December 31, 2007.

Hoji Alimi, CEO and founder, stated, “Our results for the quarter are aligned with Oculus’ strategic direction—to reduce costs in the international markets and primarily invest in U.S. clinical trials to support FDA approval of Microcyn Technology as a drug. The execution of this strategy was reflected during the most recent quarter by a 57% decline in international operating expenses and 5% growth in product revenue. This quarter was significant for Oculus as we completed our Phase II clinical trial of Microcyn Technology in patients with mildly infected diabetic foot ulcers. As we had advised, we completed the trial before the end of 2007 and expect to report top-line data at DFCon 08, one of the world’s premier annual conferences focused on diabetic foot ulcers.
“The primary objective of this Phase II trial is to establish a baseline of safety and to identify strong trends relative to the clinical benefits of Microcyn in combination therapy with levofloxacin, which is a systemic antibiotic, and as a monotherapy. The trial was not designed as a superiority study. The primary endpoint is cure or improvement of infection, with microbiological response, safety, and wound healing as the secondary and exploratory endpoints. This design provides various options for analyzing the data, which should provide important information for designing the Phase III trial.”
The recently completed Phase II trial included three different treatment arms for evaluation: 1) topical Microcyn alone; 2) topical Microcyn in combination with oral levofloxacin; and 3) oral levofloxacin plus topical saline. Each patient received 10 days of treatment with a 14-day follow-up. Designed into the trial were three assessment time points at days three, 10, and 24.
“As a result of our focus on the U.S. clinical program, we have allocated our financial and management resources to the clinical trials while reducing our international costs,” Alimi added. “We continue to rely on partners to grow our sales to international markets, including China and India. During the most recent quarter, China Bao Tai, our partner in China, completed two randomized clinical trials of Microcyn and submitted data to the SFDA requesting approval of Microcyn-based products in China.”
Third Fiscal Quarter 2008 Results (Period ending December 31, 2007)
Revenues for the third fiscal quarter of 2008 were $1.07 million, a 1.3% increase from $1.05 million in the fiscal third quarter of 2007. In the third fiscal quarter of 2008, $843,000 in net sales of Microcyn were $42,000 higher, or a 5.2% increase, than net sales of $801,000 in the third fiscal quarter of 2007. The increase was related to a year-over-year increase in product sales in Europe and India, with a slight decline in sales in Mexico and the United States. In Mexico, the unit sales to pharmacies grew 21% to 83,400 units from 68,700 units in the year ago period as well as a 20% increase in the average selling price to pharmacies, while sales to hospitals were lower. Gross product margins in the third fiscal quarter of 2008 were 40%, compared to 32% in the year-ago period, primarily based on higher sales volume in Europe. Service revenues for the quarter were $223,000, down 11.2% from $251,000 in the third fiscal quarter last year.
Operating expenses for the third fiscal quarter of 2008 were $5.88 million, an increase of 8.7% as compared to $5.41 million in the year-ago period. This increase was primarily attributed to a $1.5 million increase in clinical development costs mostly related to the recently completed Phase II trial, as well as a build up in research and regulatory teams to support the U.S. trials. The increase in research and development costs was significantly offset by a decrease in selling, general and administrative expenses of $1.32 million, or 28.5%, mostly due to year-over-year cost reductions in Mexico and Europe. International operating expenses were down 57% or $1.29 million from the year ago period, reflecting our strategy to reduce international costs and to focus the company’s resources on the clinical trials in the United States. Despite declines in international operating expenses, general and administrative costs increased in the United States, caused by higher costs associated with being a public company.
Net loss for the third fiscal quarter of 2008 was $5.30 million compared to a net loss of $4.82 million in the fiscal third quarter of 2007. For the third fiscal quarter of 2008, net loss included $406,000 of non-cash stock-based compensation expenses, compared to $791,000 in the third fiscal quarter of 2007.
Cash and cash equivalents at December 31, 2007 totaled $10.4 million, compared to cash and cash equivalents of $14.9 million at September 30, 2007. The company will need to raise additional capital through financings or strategic partnerships in order to fund the planned Phase III clinical trials.

Total outstanding debt at December 31, 2007 was $2.5 million, down from $8.1 million at December 31, 2006.
Fiscal Third Quarter 2008 Corporate Highlights and Business Outlook:
•	Oculus Innovative Sciences completed patient treatment and follow-up in its Phase II clinical trial in mildly infected diabetic foot ulcers.
•	The primary objective of the trial is to obtain positive clinical trends and safety for Microcyn Technology as either a combination therapy or monotherapy and clarify design considerations for larger Phase III trials.

•	Phase II trial was not designed as a superiority study. Trial endpoints are resolution of infection, microbiologic response, and safety.

•	Sixty-seven total patients enrolled and randomized into three treatment arms: 1) topical Microcyn alone 2) topical Microcyn in combination with oral levofloxacin; and 3) topical saline in combination with oral levofloxacin.

•	Phase II design provides for optimal Phase III trial design based on multiple assessments of efficacy at various time points (days three, 10 and 24).

•	Top-line data to be announced in first quarter of 2008.
•	Oculus Innovative Sciences announced that it will present Microcyn Phase II top-line data at DFCon 08 (Diabetic Foot Global Conference) on March 14, 2008.
•	In-line with management guidance for top-line data announcement in first quarter 2008.

•	Trial design allows for multiple outcome assessments through the identification of strong trends relative to clinical benefits and by establishing a baseline of safety.
•	Oculus Innovative Sciences entered into an exclusive U.S. distribution agreement with Walco International, Inc, a subsidiary of Animal Health International, Inc. for the rights to its Microcyn-based Vetericyn™ Wound Spray for use in both companion and production animals.

•	U.S. District Court for the Northern District of California awarded $6.6 million in damages to Oculus Innovative Sciences and entered a permanent injunction against defendant Nofil Corporation. Nofil was found liable for breach of contract and misappropriation of Oculus’ intellectual property rights related to its Microcyn Technology.

•	Gregg H. Alton, senior vice president and general counsel of Gilead Sciences, was appointed to Oculus’ board of directors.

•	China Bao Tai, Oculus’ partner in China, completed two randomized controlled clinical trials of Microcyn Technology in China.
•	One-hundred sixty-two patients enrolled in burn wound study.

•	Thirty-five patients enrolled in chronic wound treatment study.

•	Trial data submitted to Chinese State Food and Drug Administration (SFDA) in December 2007, seeking marketing approval of Microcyn-based products in China.

Conference Call
Oculus management will host a conference call and webcast on Thursday, February 7, 2008, at 4:15 p.m. ET (1:15 p.m. PT). A live broadcast over the Internet will be available at http://ir.oculusis.com/events.cfm and will be archived for one year. To listen over the phone, please call 1-877-407-4018 (domestic/toll-free) or 1-201-689-8471 (international). A telephone replay will be available for 30 days after the call at 1-877-660-6853 (domestic/toll-free), or 1-201-612-7415 (international). Please enter account number 3055 and conference identification number 270645.
Oculus Innovative Sciences, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
REVENUES
Product	$843	$801	$2,145	$2,742
Service	223	251	764	639

Total revenues	1,066	1,052	2,909	3,381

COST OF REVENUES
Product	508	542	1,287	1,584
Service	233	218	761	641

Total cost of revenues	741	760	2,048	2,225

Gross profit	325	292	861	1,156

OPERATING EXPENSES
Research and development	2,580	795	7,070	2,390
Selling, general and administrative	3,299	4,614	10,440	12,480

Total operating expenses	5,879	5,409	17,510	14,870

Loss from operations	(5,554)	(5,117)	(16,649)	(13,714)
Interest expense	(199)	(305)	(844)	(565)
Interest income	150	30	556	130
Other income (expense), net	299	565	1,073	657

Net loss	(5,304)	(4,827)	(15,864)	(13,492)
Preferred stock dividends	—	(121)	—	(363)

Net loss available to common stockholders	$(5,304)	$(4,948)	$(15,864)	$(13,855)

Net loss per common share: basic and diluted	$(0.40)	$(1.17)	$(1.26)	$(3.28)

Weighted-average number of shares used in per common share calculations: Basic and diluted	13,264	4,223	12,561	4,222

About Oculus
Oculus Innovative Sciences is a biopharmaceutical company that develops, manufactures and markets a family of products based upon the Microcyn® Technology platform, which is intended to help prevent and treat infections in chronic and acute wounds. The Microcyn Technology platform is a biocompatible solution containing active oxychlorine compounds. The solutions derived from the Microcyn Technology platform have demonstrated, in a variety of research and investigational studies, the ability to treat a wide range of pathogens, including antibiotic-resistant strains of bacteria (including MRSA and VRE), viruses, fungi and spores. The technology has also demonstrated wound healing in chronic and acute wounds in clinical investigational studies. It has been commercialized outside of the United States for the treatment of infected wounds. Oculus’ principal operations are in Petaluma, California, and it conducts operations in Europe, Latin America and Japan through its wholly owned subsidiaries, Oculus Innovative Sciences Netherlands B.V., Oculus Technologies of Mexico, S.A. de C.V. and Oculus Japan K.K. Oculus’ website is www.oculusis.com.
Forward-Looking Statements
Except for historical information herein, some matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about our belief that our results are aligned with our strategic direction, that the design of our Phase II trial should provide important information for our planned Phase III trial, our continued reliance on our partners to grow sales in international markets, or that our Phase II trials will be sufficient to allow the Company to move forward in its clinical program. These forward-looking statements are identified by the use of words such as “believe,” “expect,” “plan,” and “should,” among others. These forward-looking statements are based on Oculus Innovative Sciences, Inc.’s current expectations. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including risks inherent in the development and commercialization of potential products, the risk that scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, the risk that court awarded damages may not be secured, risks that revenues will not reach expected levels, the Company’s future capital needs, and its ability to obtain additional funding and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including the quarterly report on Form 10-Q for the quarter ended December 31, 2007. Oculus Innovative Sciences disclaims any obligation to update these forward-looking statements.
Oculus, Microcyn and Vetericyn are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.
Contact:

Oculus Innovative Sciences, Inc.	The Ruth Group
Dan McFadden	Sara Ephraim (investors)
Director of Public and Investor Relations	(646) 536-7002
(425) 753-2105	sephraim@theruthgroup.com
dmcfadden@oculusis.com
Jason Rando / Janine McCargo (media)
(646) 536-7025 / 7033
jrando@theruthgroup.com
jmccargo@theruthgroup.com